EXHIBIT 10.3

GLOBAL HEADQUARTERS

101 Gordon Drive  ▪  Lionville, PA  19341

TEL 610-594-2900  ▪ FAX 594-3013

www.westpharma.com

March 30, 2006

Donald E. Morel, Jr.

Chief Executive Officer

101 Gordon Dr

Lionville, PA 19341

Dear Don,

As you know, the Compensation Committee granted to you certain Performance-Vesting Restricted Shares under the Company’s 2004 Stock-Based Compensation Plan (the “Plan”) on May 5, 2004, June 29, 2004, April 11, 2005 and February 24,  2006 (the “PVR Awards”).  The PVR Awards were granted pursuant to Performance Restricted Share Award Agreements (the “PVR Agreements”).   The PVR Awards, as provided in Section 11 of the PVR Agreements are subject to the terms of the Plan.

The Plan provides in Section 5(d)(2) that “the maximum payment that can made for Awards granted to any one individual under Sections 7, 8 and 9 (relating to Deferred Stock, Restricted Stock, Stock Bonus and Stock Units) shall be $500,000 for any single or combined performance goals established for any performance period, as determined by reference to the Fair Market Value on the date of the grant of the Award.”

As we have discussed, this annual $500,000 limit (the “Annual Limit”) is included in the Plan to satisfy certain requirements under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).  A portion of the PVR Awards exceeded the Annual Limit.  Therefore, under the terms of the Plan and to ensure compliance under Section 162(m) of the Code, payment of the PVR Awards (i.e., distribution of the Company’s common stock) cannot be made if this $500,000 limitation is not satisfied.  The PVR Awards cannot be said to have been made pursuant to another plan or program of the Company, because equity compensation plans must, under applicable New York Stock Exchange rules be approved by the shareholders of the Company.  In addition, the $500,000 limit cannot be increased without the prior approval of the shareholders of the Company.

Under Section 20(b) of the Plan, the Compensation Committee has the power unilaterally to amend an existing Award in order to carry out the purposes of the Plan and “if and to the extent that the Committee determines the Sponsor’s federal tax deduction in respect of an Award may be limited as a result of section 162(m) of the

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Donald E. Morel, Jr.

March 30, 2006

Code, the Committee may take any and all actions it deems necessary, in its sole and absolute discretion with respect to any Award (including the amendment, delay or cancellation of an Award to the detriment of a Participant) hereunder to eliminate or minimize the non-deductible portion of any Award.”  In addition, under Section 22 of the Plan, the Company is not “obligated to cause to be issued or delivered any certificates evidencing shares of Common Stock under the Plan unless and until the Sponsor is advised by its counsel that the issuance is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which the shares of Common Stock are traded.”

Therefore, in accordance with these provisions of the Plan, in order to ensure compliance with the terms of the Plan, minimize the impact of Section 162(m) of the Code and comply with requirements imposed by the NYSE, the PVR Awards must be clarified and revised as described below.

To the extent any portion of your PVR Awards exceeds the Annual Limit, shares shall not be delivered to you until the earlier to occur of (i) your termination of employment with the Company, or (ii) the year in which the Company’s stockholders approve an amendment to the Stock Plan that would increase the Annual Limit (and then, only to the extent, so permitted).

With respect to your 2004 PVR Award that was paid in 2005, you must deliver to the Company the shares of stock that relate to the amount in excess of the Annual Limit and any dividends that together with the value of the underlying PVR Award exceed the Annual Limit.  As noted, under the terms of the Plan, you were not entitled to receive these amounts.  Your Form W-2 for 2005 shall be adjusted to reflect the rescission of that portion of your 2004 PVR Award paid in 2005.

Don, to evidence your understanding of the above and your agreement to the rescission of the excess portion of your 2004 PVR Award, please execute this letter and return a copy to me.

Very truly yours,

West Pharmaceutical Services, Inc.

By:	/s/ John R. Gailey Ill
John R. Gailey Ill, Secretary, acting at the
direction of the Compensation Committee
of the Board of Directors

ACCEPTED AND AGREED:
/s/ Donald E. Morel, Jr.
Donald E. Morel, Jr.